Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 14, 2015 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2015, of $35.4 million, a decrease of approximately $0.8 million since December 31, 2014. Net assets per share decreased to $2.79 as of March 31, 2015 from $2.86 as of December 31, 2014. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Net assets	$35,362	$36,201	$37,604	$38,041	$32,679
Shares outstanding	12,674	12,674	12,674	12,674	10,562
Net assets per share	$2.79	$2.86	$2.97	$3.00	$3.09

The following were the portfolio companies that had changes to their fair values during the first quarter of 2015:

•	Increase in Value of PalletOne. Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”), the largest wooden pallet manufacturer in the U.S. During the first quarter of 2015, PalletOne reported significant increases in its trailing twelve months’ revenue and EBITDA as compared to prior periods. This increase, combined with an improved outlook generally for companies in PalletOne’s industry, led to an increase from $1.0 million to $2.2 million in the fair value of the Fund’s share interest in PalletOne.

•	Decrease in Value of Equus Energy. Organized in November 2011, the Fund established Equus Energy as a wholly-owned subsidiary to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. The Fund initially invested $250,000 into Equus Energy in December 2011, and invested an additional $6.8 million in December 2011, primarily to fund the purchase of various working interests, which are presently derived from 130 producing and non-producing oil and gas wells, including associated development rights of approximately 21,220 acres, situated on 13 separate properties in Texas and Oklahoma. The fair value of the Fund’s holding in Equus Energy decreased from $9.8 million to $9.0 million during the first quarter of 2015, principally due to a combination of lower prices for crude and natural gas, lower transaction prices for acreage in areas in which Equus Energy holds development rights, and higher discount rates applied to the estimated future production of Equus Energy’s reserves. The Fund received advice and assistance from a third-party valuation firm to support our determination of the fair value of this investment.

•	Decrease in Value of MVC Shares. The price of MVC Capital, Inc.’s (“MVC”) common stock declined from $9.83 on December 31, 2014 to $9.48 on March 31, 2015. In addition to the 404,968 MVC shares held by Equus at December 31, 2014, the Fund received an additional 5,392 MVC shares as a dividend during the first quarter of 2015. Nevertheless, the decline in share price led to a reduction in the fair value of this holding from $4.0 million to $3.9 million during the first quarter of 2015.

Other significant events which occurred during the first quarter of 2015 included the following:

•	Champion Window Settlement. In January 2006, Equus sold its 31.5% ownership interest in Champion Window, Inc. (“Champion”), a portfolio company of the Fund, to Atrium Companies Inc. (“Atrium”) pursuant to a Stock Purchase Agreement (“SPA”) dated December 22, 2005. The SPA contained certain limited rights of indemnification for Atrium in connection with its purchase of such ownership interest.

In 2011, more than five years after the closing of the Fund’s sale of its Champion interest, Atrium filed suit in Texas state court, which was subsequently consolidated into an Arbitration Action, against two former officers of Champion, Equus, and another former Champion shareholder. The suit alleged breaches of fiduciary duty against Champion’s former officers for hiring undocumented workers that were discovered as a result of an investigation by the U.S. Immigration and Customs Enforcement agency (“ICE”) into Atrium’s hiring practices. The suit also sought indemnification under the SPA from Equus and another former Champion shareholder, for a payment of $2.0 million made to ICE in settlement of the investigation, associated legal costs of approximately $2.0 million, and for lost profits as a result of the investigation.

On February 4, 2015, without admitting any liability on the part of Equus, the Fund entered into a settlement agreement with Atrium and its associated companies. In view of the estimated costs of protracted litigation and the associated disruption to the operations of the Fund, Equus paid $500,000, in complete settlement of the lawsuit. The settlement payment was made on February 6, 2015, although the settlement payment obligation was accrued at December 31, 2014. Atrium filed a motion to dismiss the lawsuit with prejudice on February 4, 2015.

The Fund incurred $69,510 in litigation expenses associated with the Atrium settlement for the quarter ended March 31, 2015.

•	Sale of Holdings in Spectrum and Security Monitor Holdings. On January 6, 2015, the Fund sold its interest in Spectrum Management, L.L.C. (“Spectrum”) in exchange for $3.0 million in cash and a 1-year secured subordinated promissory note in the principal amount of $914,509. The note bears interest at 14% per annum and matures one year from the date of issuance. The Fund made its initial investment into Spectrum in December 1999. The Fund’s interest was purchased by 5TH Element Tracking LLC, a Boston-based technology holding company.

Also on January 6, 2015, the Fund’s debt investment in Security Monitor Holdings, LLC (“SMH”) was repaid, wherein the Fund received $582,833 in cash, which included the original principal amount of the debt and all interest, as accrued. The Fund made its debt investment in SMH in November 2013.

•	Sale/Redemption of OPG Notes. On February 20, 2015, Equus sold the remainder of its holdings in Orco Property Group S.A. (“OPG”), which consisted of 6-year 7% notes due October 2019, in exchange for €846,059 [$953,117] in net cash proceeds. OPG is a leading Central European property company that is traded on the Euronext Stock Exchange.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization and complete the transactions contemplated thereby, the performance of our investment in MVC and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.